 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2015

ACELRX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35068	41-2193603
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

351 Galveston Drive

Redwood City, CA 94063

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 216-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 18, 2015, AcelRx Pharmaceuticals, Inc. (the “Company”) consummated a monetization transaction with PDL BioPharma, Inc. (“PDL”) of the expected royalty stream from the sales of Zalviso™ (sufentanil sublingual tablet system) in the European Union by its commercial partner Grünenthal GmbH pursuant to the Collaboration and License Agreement, dated as of December 16, 2013, as amended (the “Transaction”). The Company received gross proceeds of $65 million in the Transaction.

In the first step of the Transaction, the Company sold certain royalty and milestone payment rights to its newly formed wholly owned subsidiary, ARPI LLC, pursuant to a Purchase and Sale Agreement. In the second step of the Transaction, ARPI LLC sold the royalty and milestone payment rights to PDL, subject to a capped amount pursuant to the Subsequent Purchase and Sale Agreement. Under the Subsequent Purchase and Sale Agreement, PDL will receive 75% of the European royalties under the Company’s Collaboration and License Agreement with Grünenthal as well as 80% of the first four commercial milestones, subject to the capped amount. The Company will receive 25% of the royalties, 20% of the first four commercial milestones, 100% of the remaining commercial milestones and all development milestones, including a potential $15 million payment for the approval of the Zalviso™ MAA.

Concurrently with the closing of the Transaction, the Company entered into a Consent and Amendment No. 2 (the “Amendment”) to its Amended and Restated Loan and Security Agreement, dated as of December 16, 2013 and amended as of September 24, 2014 (the “Loan Agreement”) with Hercules Technology II, L.P. and Hercules Technology Growth Capital, Inc. (together, the “Lenders”). The Amendment includes an interest only period from October 1, 2015 through March 31, 2016 (with the potential for further extension to September 30, 2016 upon satisfaction of certain conditions). Loans under the Loan Agreement, as amended by the Amendment, mature on October 31, 2017. In connection with the Amendment, the Company reduced the exercise price of the warrants already held by the Lenders, which are exercisable for an aggregate of 176,730 shares of Common Stock, from the current exercise price of $6.79 per share to $3.88 per share (the “Warrant Amendments”).

The descriptions of the Purchase and Sale Agreement, the Subsequent Purchase and Sale Agreement, the Amendment and the Warrant Amendments contained herein do not purport to be complete and are qualified in their entirety by reference to such agreements, together with the exhibits thereto, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2015.

Item 2.01	Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 is incorporated by reference.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 21, 2015	ACELRX PHARMACEUTICALS, INC.

	By:	/s/ Jane Wright-Mitchell
Jane Wright-Mitchell
Chief Legal Officer